Exhibit (h)(9)

AMENDED AND RESTATED TRANSFER AGENT SERVICING AGREEMENT

THIS AMENDED AND RESTATED TRANSFER AGENT SERVICING AGREEMENT (the “Agreement”) is made and entered into effective as of January 1, 2020 by and among each management investment company identified on Exhibit A attached hereto (each a “Company” and, collectively, the “Companies”), severally and not jointly, each Company acting for and on behalf of such series as are currently authorized and issued by the Company and may be authorized and issued by the applicable Company in the future subsequent to the date of this Agreement and listed on Exhibit A, and U.S. Bancorp Fund Services, LLC, d/b/a U.S. Bank Global Fund Services, a Wisconsin limited liability company (“USBGFS”), and amends and restates that certain Transfer Agency and Call Center Services Agreement originally dated as of August 12, 2013, as amended.

WHEREAS, each Company is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, USBGFS is, among other things, in the business of administering transfer and dividend disbursing agent functions for the benefit of its customers; and

WHEREAS, each Company desires to retain USBGFS to provide transfer and dividend disbursing agent services to the Company and, as applicable, each series of the Company listed on Exhibit A hereto (as amended from time to time).

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Definitions

As used in this Agreement and the Schedules and Exhibits to this Agreement, the following terms have the meanings hereinafter stated.

“Business Day” means a day on which the New York Stock Exchange is open for business.

“Daily” means each Business Day.

"Prospectus" means the Prospectus of the applicable Company or Fund as supplemented, updated or amended from time to time.

“Confidential Information” means all nonpublic records, data and other information relative to the Company and the prior, present or known potential shareholders of each Fund (and clients, customers or beneficial owners of said shareholders) (i) provided to USBGFS by or on behalf of the Company or any prior, present or potential shareholder of a Fund (including any client, customer or beneficial owner of said shareholder), (ii) obtained, developed or produced by USBGFS in connection with this Agreement, or (iii) to which USBGFS has access in connection with the provision of the services to be provided by USBGFS hereunder. Confidential Information also includes, without limitation, Personal Information.

“Fund” means a series of a Company except that, in the case of each Company that is neither a series trust nor a corporation with separate investment portfolios, “Fund” means the Company.

“Personal Information” means all information about individuals, including but not limited to names, signatures, addresses, telephone numbers, account numbers, policy numbers, social security numbers, credit reports, driver’s license numbers, dates of birth, email addresses, demographic information, financial and other personal data, transaction information, and lists of customers, employees, or investors, received from the Company, created by USBGFS on the Company’s behalf, received from others on the Company’s behalf, or to which the USBGFS otherwise has access in the course of performing its obligations under this Agreement. “Personal Information” also shall include “nonpublic personal information” as defined in the Gramm-Leach-Bliley Act and the rules and regulations promulgated thereunder that is obtained by or created by USBGFS in the course of performing its obligations under this Agreement.

2.	Appointment of USBGFS as Transfer Agent

The Company hereby appoints USBGFS as transfer agent of the Company on the terms and conditions set forth in this Agreement, and USBGFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. USBGFS shall provide the services set forth in Schedules I, II, and III attached hereto, provided that the services set forth in Schedule II shall only be provided following the request of the Company, which services are subject to the additional terms and conditions specified in Schedule II. The services and duties of USBGFS as transfer agent described in Schedule I attached hereto shall include those duties as are normally and customarily performed by transfer agents in conjunction with such descriptions. To the extent the additional terms and conditions specified in Schedule II conflict with the terms and conditions elsewhere in this Agreement, the additional terms and conditions in Schedule II shall control, but only with regard to Electronic Services, as such term is defined in Schedule II. For the sake of clarity, to the extent the additional terms and conditions specified in Schedule II conflict with the terms and conditions elsewhere in this Agreement, the terms and conditions elsewhere in this Agreement shall control with respect to services that do not constitute Electronic Services as described in Schedule II. USBGFS shall provide a day-to-day relationship manager who will act as the point person for the Company for all services provided by USBGFS hereunder.

3.	Anti-Money Laundering and Red Flag Identity Theft Prevention Programs

The Company acknowledges that it has had an opportunity to review and consider the written procedures provided by USBGFS describing various tools used by USBGFS which are designed to promote the detection and reporting of potential money laundering activity by monitoring certain aspects of shareholder activity as well as written procedures for verifying a customer’s identity (collectively, the “Procedures”). Further, the Company has determined that the Procedures, as part of the Company’s overall anti-money laundering program and the Red Flag Identity Theft Prevention program, are, as of the effective date of this Agreement, reasonably designed to prevent the Company from being used for money laundering or the financing of terrorist activities and to achieve compliance with the applicable provisions of the Fair and Accurate Credit Transactions Act of 2003, the Bank Secrecy Act, the Office of Foreign Assets Control Sanctions Programs, the USA PATRIOT Act of 2001 (the “Patriot Act”), and the implementing regulations thereunder.

Based on this determination, the Company hereby instructs and directs USBGFS to implement the Procedures on the Company’s behalf, as such may be amended or revised from time to time. The Procedures will be amended from time to time by USBGFS as additional regulations are adopted and/or regulatory guidance is provided relating to the Company’s anti-money laundering and identity theft responsibilities. USBGFS represents and warrants to the Company that, throughout the life of this Agreement, the Procedures, as amended from time to time, shall be reasonably designed to prevent the Company from being used for money laundering or the financing of terrorist activities and to achieve compliance with the applicable provisions of the Fair and Accurate Credit Transactions Act of 2003, the Bank Secrecy Act, the Office of Foreign Assets Control Sanctions Programs, the Patriot Act, and the implementing regulations thereunder. The foregoing representation shall not apply to certain intermediary or dealer-controlled customer accounts (i.e., level 0 sub-accounts through the Fund/SERV system operated by the national Securities Clearing Corporation) and other fund client relationships where there is a sub-transfer agency or similar arrangement between the Company and the intermediary.

Upon the reasonable request of the Company, USBGFS shall provide to the Company: (a) a copy of USBGFS’s written AML policies and procedures; and (b) a summary of any written assessments or reports prepared by a party performing independent testing of the AML Program for compliance with applicable law and regulations, or a certification that the findings of the independent party are satisfactory.

Without limiting its contractual remedies hereunder, the Company acknowledges that the Financial Crime Enforcement Network of the Department of the Treasury has stated that any mutual fund delegating responsibility for aspects of its anti-money laundering program to a third party remains responsible for assuring compliance with applicable anti-money laundering rules and regulations.

The Company further acknowledges and agrees that certain portions of the Procedures are applicable to certain products, entities, structures, or geographies and, accordingly, certain portions of the Procedures may not be implemented with respect to the Company. The Company has had the opportunity to discuss the Procedures with USBGFS which are in effect as of the effective date of this Agreement, and the Company understands and agrees which portions of the Procedures may not be implemented on behalf of the Company. Without limitation of the foregoing, USBGFS shall not be responsible for providing anti-money laundering or customer identification services with respect to certain intermediary or dealer-controlled customer accounts (i.e., level 0 sub-accounts through the Fund/SERV system operated by the national Securities Clearing Corporation) and other fund client relationships where there is a sub-transfer agency or similar arrangement between the Company and the intermediary.

The services that USBGFS shall perform on behalf of the Company pursuant to the Procedures, which services are described in greater detail in the Procedures, shall include, but are not limited to:

a.	Verifying the identity of persons purchasing shares of a Fund or otherwise becoming shareholders of a Fund pursuant to 31 § CFR 1024.220;

b.	Verifying the identity of the beneficial owners of a shareholder pursuant to 31 § CFR 1010.230, in the event a shareholder is a “Legal Entity Customer” as defined in such rule;

c.	Screening potential shareholders before each becomes a shareholder, and regularly thereafter, against lists provided by the Office of Foreign Assets Control ("OFAC") or other regulators as requested by the Financial Crimes Enforcement Network ("FinCEN"), promptly notifying the Company of a match to any such list, and assisting the Company in taking appropriate steps to block any transactions as required by applicable law or regulation;

d.	Monitoring, and reporting to the Company any receipts on behalf of the Fund of more than $10,000 in currency (as defined by 31 CFR § 1010.100(m)), whether received in a single transaction or in a series of related transactions;

e.	Monitoring compliance with the "Travel Rule" (131 CFR 103.33(g));

f.	Identifying and conducting appropriate due diligence on correspondent accounts and private banking accounts and related applications subject to the due diligence requirements of Section 312 of the Patriot Act and prompt reporting of such identification to the Company;

g.	Monitoring for any suspicious activity indicating the possibility of money laundering, financing of terrorist activities or criminal activities being conducted through the Fund;

h.	Comparing account information to any FinCEN request received by the Company and provided to USBGFS pursuant to Section 314(a) of the Patriot Act and providing to the Company documents/information necessary to respond to such requests within required time frames; and

i.	Monitoring account activity to detect a pattern, practice, or specific activity or a combination of patterns, practices or specific activities (“Red Flags”) which may indicate the possible existence of a fraud (committed or attempted) using the identifying information of another person without authority (“Identity Theft”) and notifying the Company of any Red Flags which it detects and reasonable determines to indicate a significant risk of Identity Theft.

USBGFS agrees to provide to the Company:

(a)	Prompt written notification of any transaction or combination of transactions that USBGFS believes, based on the Procedures, evidence money laundering or identity theft activities in connection with the Company or any Fund shareholder;

(b)	Prompt written notification of any customer(s) that USBGFS reasonably believes, based upon the Procedures, to be engaged in money laundering or identity theft activities, provided that the Company agrees not to communicate this information to the customer;

(c)	Any reports received by USBGFS from any government agency or applicable industry self-regulatory organization pertaining to USBGFS’ implementation of the Procedures on behalf of the Company;

(d)	Prompt written notification of any action taken in response to anti-money laundering violations or identity theft activity as described in (a), (b) or (c) immediately above; and

(e)	Certified annual and quarterly reports of its monitoring and customer identification activities pursuant to the Procedures on behalf of the Company.

(f)	A certification to the Company no less frequently than annually, in a form that is mutually acceptable to the Company and USBGFS, that USGBFS has implemented the Procedures on behalf of the Company.

The Company hereby directs, and USBGFS acknowledges, that USBGFS shall (i) permit federal regulators access to such information and records maintained by USBGFS and relating to USBGFS’ implementation of the Procedures, on behalf of the Company, as they may request, and (ii) permit such federal regulators to inspect USBGFS’ implementation of the Procedures on behalf of the Company.

4.	Compensation

USBGFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Schedule III hereto (as amended from time to time). USBGFS shall also be reimbursed for such miscellaneous expenses as set forth on Schedule III hereto as are reasonably incurred by USBGFS in performing its duties hereunder. The parties agree that other than the fee rates and expenses listed on Schedule III, the Company will not be assessed any additional charges with respect to the performance of the services provided by USBGFS hereunder unless mutually agreed to in writing by the parties.

USBGFS agrees that it will bear the costs of all system upgrades or changes that would be required for USBGFS to perform the services hereunder in accordance with the terms of this Agreement. However, to the extent significant regulatory changes, significant legal changes, or changes in the Company’s service elections necessitate significant system upgrades or changes or significant changes to the services outlined in Schedule I, and if the parties agree that USBGFS shall provide such services or arrange for the provision of such services, USGBFS shall be entitled to additional fees and expenses as agreed to in writing by the Company and USBGFS. The Company shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Company shall notify USBGFS in writing within 30 calendar days following receipt of each invoice if the Company is disputing any amounts in good faith. The Company shall pay such disputed amounts within 15 calendar days of the day on which the parties agree to the amount to be paid, if any. With the exception of any fee or expense the Company is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge after the due date of 1½% per annum.

USBGFS shall provide one invoice with the Funds broken down individually to the Companies and Funds listed on Exhibit A, and such invoice will clearly identify specific services performed by USBGFS with respect to the Funds and the amounts owed by each Fund. Notwithstanding anything to the contrary, amounts owed by a Fund to USBGFS shall be payable only out of assets and property of the particular Fund involved or by SSGA Funds Management, Inc. If and to the extent that any amounts owed by any Fund to USBGFS are paid by any third party, such Fund shall be relieved of its obligation to pay such amount.

5.	Representations and Warranties

A.	The Company hereby represents and warrants to USBGFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)	This Agreement has been duly authorized, executed and delivered by the Company in accordance with all requisite action and constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

(4)	A registration statement under the 1940 Act and the Securities Act of 1933, as amended, will be made effective prior to the effective date of this Agreement and will remain effective during the term of this Agreement, and appropriate state securities law filings will be made prior to the effective date of this Agreement and will continue to be made during the term of this Agreement as necessary to enable a Fund to make a continuous public offering of its shares; and

(5)	All records of the Company (including, without limitation, all shareholder and account records) provided to USBGFS by the Company or by a prior transfer agent of the Company are accurate and complete and USBGFS is entitled to rely on all such records in the form provided.

B.	USBGFS hereby represents and warrants to the Company, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)	This Agreement has been duly authorized, executed and delivered by USBGFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBGFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

(4)	It will maintain an appropriate level of errors and omissions or professional liability insurance coverage;

(5)	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement and such duties and obligations will be provided in a professional and workmanlike manner; and

(6)	It is a registered transfer agent under the Exchange Act.

6.	Standard of Care; Indemnification; Limitation of Liability

A.	USBGFS shall exercise reasonable care in the performance of its duties under this Agreement. USBGFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with its duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBGFS’ control, except a loss arising out of or relating to USBGFS’ refusal or failure to comply with the terms of this Agreement (other than where such compliance would violate applicable law) or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if USBGFS has exercised reasonable care in the performance of its duties under this Agreement, the Company shall indemnify and hold harmless USBGFS from and against any and all claims, demands, losses, damages, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that USBGFS may sustain or incur or that may be asserted against USBGFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to USBGFS by any duly authorized officer of the Company, as approved by the Board of Directors of the Company (the “Board of Directors”), except for any and all claims, demands, losses, damages, expenses, and liabilities arising out of or relating to USBGFS’ refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of the Company, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “USBGFS” shall include USBGFS’ directors, officers and employees.

USBGFS shall indemnify and hold the Company harmless from and against any and all claims, demands, losses, damages, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that the Company may sustain or incur or that may be asserted against the Company by any person arising out of any action taken or omitted to be taken by USBGFS as a result of USBGFS’ refusal or failure to comply with the terms of this Agreement, or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of USBGFS, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “Company” shall include the Company’s directors, officers and employees.

Neither party to this Agreement shall be liable to the other party for (i) consequential, special or punitive damages under any provision of this Agreement; or (ii) any delay by reason of circumstances beyond its reasonable control, including acts of civil or military authority, national emergences, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its reasonable control of transportation or power supply.

B.	In connection with any indemnification provided pursuant hereto, the indemnified party may make claims for indemnification by giving written notice thereof to the indemnifying party after it receives notice of a third party claim or liability being asserted, but the failure to do so shall not relieve the indemnifying party from any liability except to the extent that it is materially prejudiced by the failure or delay in giving such notice. Within fifteen (15) days after receiving any such notice, the indemnifying party shall give written notice to the indemnified party stating whether it disputes the claim for indemnification and whether it will defend against any third party claim or liability at its own cost and expense; otherwise, it shall be deemed to have accepted and agreed to indemnify the claim.

C.	The indemnifying party shall be entitled to direct the defense against a third-party claim or liability with counsel selected by it (subject to the reasonable consent of the indemnified party) as long as the indemnifying party conducts a good faith and diligent defense. The indemnified party shall have the right to fully participate in the defense of a third-party claim or liability at its own expense directly or through counsel. The indemnified party shall make available such information and assistance as the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense, at the expense of the indemnifying party. The indemnifying party shall have the right to settle any third party claim or liability without the consent of the indemnified party provided that such settlement (i) fully releases the indemnified party from any liability and provides no admission of wrongdoing, and (ii) does not subject the indemnified party to any additional obligation, whether financial or otherwise. The indemnified party shall use reasonable efforts to mitigate any claims, demands, losses, damages, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) for which the indemnifying party may be liable under its indemnification.

D.	The indemnity and defense provisions set forth in this Section 6 shall indefinitely survive the termination and/or assignment of this Agreement.

E.	If USBGFS is acting in another capacity for the Company pursuant to a separate agreement, nothing herein shall be deemed to relieve USBGFS of any of its obligations in such other capacity.

F.	Notwithstanding any of the foregoing, USBGFS shall reimburse the Fund(s) for losses resulting from “as of” processing errors for which USBGFS is responsible in accordance with the terms of Exhibit B.

7.	Business Continuity

USBGFS agrees that it shall, at all times, maintain reasonable business continuity and disaster recovery contingency plans (“Business Continuity Plans”) with appropriate parties, which, among other things, makes for reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. USBGFS will provide an executive summary of its Business Continuity Plans upon reasonable request of the Company. USBGFS will test the adequacy of its Business Continuity Plans at least once annually and, at the request of the Company, will provide the Company with a letter assessing the most recent business continuity test results. In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBGFS shall take all reasonable steps consistent with industry standards to minimize service interruptions for any period that such interruption continues. USBGFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBGFS.

Notwithstanding the above, USBGFS reserves the right to reprocess and correct administrative errors at its own expense.

8.	Inspection Rights

Representatives of the Company shall be entitled to inspect USBGFS’ premises and operating capabilities at any time during regular business hours of USBGFS, upon reasonable notice to USBGFS. Moreover, USBGFS shall provide the Company, at such times as the Company may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of USBGFS relating to the services provided by USBGFS under this Agreement.

9.	Data Necessary to Perform Services

The Company or its agent shall furnish to USBGFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

10.	Proprietary and Confidential Information

A.	USBGFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary all Confidential Information, and not to use such Confidential Information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where USBGFS is likely to be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities having appropriate legal jurisdiction and authority, or (iii) when so requested by the Company. Records, data and other information (excluding Personal Information) which have become known to the public through no wrongful act of USBGFS or any of its employees, agents or representatives, and information (excluding Personal Information) that was already in the possession of USBGFS prior to receipt thereof from the Company or its agent, shall not be subject to this paragraph.

B.	USBGFS acknowledges that the Company is subject to the privacy regulations under Title V of the Gramm-Leach-Bliley Act, 15 U.S.C. § 6801 et seq., pursuant to which regulations the Company is required to obtain certain undertakings from USBGFS with regard to the privacy, use and protection of nonpublic personal financial information of clients or prospective clients of the Company, including past, present or known potential shareholders of the Funds. Therefore, notwithstanding anything to the contrary contained in this Agreement, USBGFS agrees that (1) it shall not disclose or use any Personal Information except to the extent necessary to carry out its obligations under this Agreement and for no other purpose, provided however that USBGFS may disclose Personal Information to any regulatory authorities having jurisdiction over USBGFS, (2) it shall not disclose Personal Information to any third party without an agreement in writing from the third party (“Third Party Service Provider”) to use or disclose such Personal Information only to the extent necessary to carry out USBGFS’s obligations under this Agreement and for no other purposes, and (3) it shall maintain for itself, and shall require all Third Party Service Provider(s) to maintain, information security measures intended to protect Personal Information from unauthorized disclosure, access or use consistent with the terms of Section 10.C below.

C.	USBGFS certifies that it has implemented, and shall require Third Party Service Providers to implement, appropriate measures, including the establishment and maintenance of policies, procedures, and technical, physical, and administrative safeguards, to ensure the security and confidentiality of all Confidential Information (including Personal Information), protect against any reasonably foreseeable threats or hazards to the security or integrity of Confidential Information, protect against unauthorized access to or use of Confidential Information, and ensure appropriate disposal of Confidential Information (collectively, the “Information Security Program”). To the extent Personal Information is or may be disclosed to USBGFS or is or may be otherwise received or accessed by USBGFS under this Agreement, the Information Security Program shall be designed to meet the standards established by federal and state privacy and data security laws, rules, regulations, industry standards applicable to the Company, and industry standards applicable to USBGFS. USBGFS shall periodically test and audit its Information Security Program. USBGFS shall take full responsibility for safeguarding Confidential Information and will implement industry standard security measures to protect Confidential Information from loss, corruption, access by or disclosure to a party other than the intended recipient.

D.	USBGFS shall respond to Company’s reasonable requests for information concerning USBGFS’ Information Security Program and, upon request, USBGFS will provide a summary of its applicable policies and procedures to Company. USBGFS also agrees, when requested, to complete the security questionnaire provided by Company. Company acknowledges that certain information provided by USBGFS, including internal policies and procedures, may be proprietary to USBGFS, and agrees to protect the confidentiality of all such materials it receives from USBGFS to the same extent that it would protect its own such information. USBGFS agrees to resolve promptly any applicable control deficiencies that do not meet the standards established by federal and state privacy and data security laws, rules, regulations, and/or industry standards related to USBGFS’ Information Security Program that are identified through the completion of the questionnaire or otherwise.

E.	USBGFS shall:

(1)	Promptly notify the Company of any unauthorized access to Confidential Information (“Breach of Security”);

(2)	Promptly furnish to the Company all relevant details of such Breach of Security, to the extent such details are not subject to specific non-disclosure obligations imposed by state or federal law enforcement authorities, and assist the Company in investigating the Breach of Security;

(3)	Cooperate with the Company in any litigation and investigation of third parties deemed necessary by the Company to protect its proprietary and other rights;

(4)	Use reasonable precautions to prevent a recurrence of a Breach of Security; and

(5)	Take all reasonable and appropriate action to mitigate any potential harm related to a Breach of Security, including any reasonable steps requested by the Company.

USBGFS shall bear all costs it incurs in complying with this Section 10. Notwithstanding anything to the contrary in this Agreement, there shall be no cap on USBGFS’ liability for direct damages arising out of a Breach of Security. Direct damages include all reasonable costs associated with shareholder or customer notification, including printing, mailing, service center response, and one-year of credit monitoring per affected individual.

F.	The obligations of USBGFS under this Section 10 shall survive the termination of this Agreement.

11.	Records

USBGFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Company, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. USBGFS agrees that all such records prepared or maintained by USBGFS relating to the services to be performed by USBGFS hereunder are the property of the Company and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Company or its designee on and in accordance with its request. However, USBGFS may keep copies as necessary to comply with regulatory requirements.

12.	Compliance with Laws

The Company has and retains primary regulatory responsibility for all compliance matters relating to the Company, including but not limited to, as applicable to a Company, compliance with the 1940 Act, the Internal Revenue Code of 1986, the Sarbanes-Oxley Act of 2002, the USA Patriot Act of 2001 and the policies and limitations of the Company relating to portfolio investments of each Fund as set forth in its Prospectus and statement of additional information. USBGFS’ services hereunder shall not relieve the Company of its responsibilities for assuring such compliance or the Board of Directors oversight responsibility with respect thereto. Notwithstanding the foregoing, USBGFS shall be responsible for helping the Company comply with the applicable rules and regulations to the extent that the performance by USBGFS of the services hereunder is essential to the compliance of such rules and regulations by the Company.

13.	Term of Agreement

A.	This Agreement shall become effective as of the date first written above and will continue in effect for a period of three (3) years (the “Initial Term”).

B.	After the expiration of the Initial Term, this Agreement will continue in effect until a written termination notice is delivered by one party requesting termination to the other party, which will be required at least 180 days before termination if given by USBGFS and at least 90 days before termination if given by the Company.

C.	Notwithstanding the foregoing, during the Initial Term and thereafter, either party may terminate this Agreement without penalty (i) upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party, or (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the discretion of an appropriate agency or court of competent jurisdiction.

D.	In the absence of a condition described in the preceding paragraph C of this Section 13, should the Company elect to terminate this Agreement prior to the end of the Initial Term, the Company agrees to pay USBGFS all monthly fees through the Initial Term of the Agreement, including the repayment of any negotiated discounts, in addition to any fees and expenses outlined in Section 14 of this Agreement.

14.	Duties in the Event of Termination

A.	In the event that this Agreement is terminated by either party, the Company shall select the successor, if any (a “Successor Transfer Agent”), to any of USBGFS’ duties or responsibilities hereunder. If a Successor Transfer Agent is designated by the Company by written notice to USBGFS, USBGFS will promptly transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBGFS under this Agreement in a form reasonably acceptable to the Company and USBGFS shall cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBGFS’s personnel in the establishment of books, records, and other data by such Successor Transfer Agent (such transfer is referred to herein as a “Conversion”). If no such Successor Transfer Agent is designated, then such books, records and other data shall be returned to the Company. The parties agree that the effective date of any Conversion as a result of termination shall not occur during the period from December 1 through March 1 of any year.

B.	The Company shall be obligated to pay USBGFS for USBGFS’ reasonable fees and expenses associated with a Conversion only to the extent that this Agreement is terminated by the Company in the absence of a condition described in paragraph C of Section 13.

15.	Amendment

This Agreement may not be amended or modified in any manner except by written agreement executed by USBGFS and the Company.

16.	Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Company without the written consent of USBGFS, or by USBGFS without the written consent of the Company accompanied by the authorization or approval of the Company’s Board of Directors.

17.	Subcontracting

USBGFS agrees to provide the Company with at least 45 days’ prior written notice before USBGFS subcontracts any services required to be provided by USBGFS under this Agreement to any affiliated or unaffiliated entities or personnel outside of the United States, together with USBGFS’ written assurances that the proposed subcontracting would not diminish the quality or timeliness of those services. USBGFS shall be fully responsible for the acts and omission of any such affiliated or unaffiliated subcontractors as USBGFS is for its own acts or omissions. Notwithstanding the foregoing, USBGFS shall not subcontract any of the services described under the heading “Call Center Services” in Schedule I of this Agreement to affiliated or unaffiliated entities or personnel outside of the United States.

18.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Securities and Exchange Commission thereunder.

19.	Insurance.

USBGFS shall at all times during the term of this Agreement maintain, at its cost, insurance coverage regarding its business in such amount and scope as is reasonably adequate in connection with the services provided by the USBGFS under this Agreement. Upon the Company’s reasonable request, the USBGFS shall furnish to the Company a summary of the applicable insurance coverage.

20.	No Agency Relationship

Except with respect to USBGFS’s authorized activities in accepting purchase and redemption orders on behalf of the Funds, nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

21.	Services Not Exclusive

Nothing in this Agreement shall limit or restrict USBGFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

22.	Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

23.	Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to USBGFS shall be sent to:

U.S. Bancorp Fund Services, LLC

615 East Michigan Street

Milwaukee, WI 53202

Attn: President

and notice to the Companies shall be sent to:

SSGA Funds Management, Inc.

One Iron Street

Boston, MA 02210

Attn: Ellen Needham

24.	Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

25.	Entire Agreement

This Agreement together with any exhibits, attachments, appendices or schedules expressly referenced herein, sets forth the sole and complete understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements relating thereto, whether written or oral, between the parties, including but not limited to, the Transfer Agent and Call Center Services Agreement dated and effective as of August 12, 2013 by and among the Companies and USBGFS.

26.	Nature of Obligations

USBGFS agrees that (i) the obligations of the Company under this Agreement shall not be binding upon any of the directors, trustees, officers, employees or agents, whether past, present or future, of each Company individually, but are binding only upon the assets and property of the Company, as provided in the Articles of Incorporation or governing trust document, and (ii) the assets and liabilities of each Fund are separate and distinct and the obligations of or arising out of this Agreement concerning a Fund are binding solely upon the assets or property of such Fund and not upon the assets or property of any other Fund.

(Signatures on the following page)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

STATE STREET INSTITUTIONAL FUNDS

By:	/s/ Bruce Rosenberg
Name:	Bruce Rosenberg
Title:	Funds Treasurer

STATE STREET VARIABLE INSURANCE SERIES FUNDS, INC.
By:	/s/ Bruce Rosenberg
Name:	Bruce Rosenberg
Title:	Funds Treasurer

ELFUN DIVERSIFIED FUND

By:	/s/ Bruce Rosenberg
Name:	Bruce Rosenberg
Title:	Funds Treasurer

ELFUN GOVERNMENT MONEY MARKET FUND

By:	/s/ Bruce Rosenberg
Name:	Bruce Rosenberg
Title:	Funds Treasurer

ELFUN INCOME FUND

By:	/s/ Bruce Rosenberg
Name:	Bruce Rosenberg
Title:	Funds Treasurer

ELFUN INTERNATIONAL EQUITY FUND

By:	/s/ Bruce Rosenberg
Name:	Bruce Rosenberg
Title:	Funds Treasurer

ELFUN TAX EXEMPT INCOME FUND

By:	/s/ Bruce Rosenberg
Name:	Bruce Rosenberg
Title:	Funds Treasurer

ELFUN TRUSTS

By:	/s/ Bruce Rosenberg
Name:	Bruce Rosenberg
Title:	Funds Treasurer

U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Anita Zagrodnik
Name:	Anita Zagrodnik
Title:	Senior Vice President
Effective Date:	4/2/2020

Exhibit A
to the Amended and Restated Transfer Agent Servicing Agreement

Elfun Diversified Fund (a Company)

Elfun Government Money Market Fund (a Company)

Elfun Income Fund (a Company)

Elfun International Equity Fund (a Company)

Elfun Tax-Exempt Income Fund (a Company)

Elfun Trusts (a Company)

State Street Institutional Funds (a Company, and each of its series below)

•	State Street Active Core Bond Fund
•	State Street Institutional International Equity Fund
•	State Street Institutional Premier Growth Equity Fund
•	State Street Institutional Small-Cap Equity Fund
•	State Street Institutional U.S. Equity Fund

State Street Variable Insurance Series Funds, Inc. (a Company, and each of its series below)

•	State Street U.S. Equity V.I.S. Fund
•	State Street S&P 500 Index V.I.S. Fund
•	State Street Premier Growth Equity V.I.S. Fund
•	State Street Small-Cap Equity V.I.S. Fund
•	State Street Income V.I.S. Fund
•	State Street Total Return V.I.S. Fund
•	State Street Real Estate Securities V.I.S. Fund

Exhibit B

to the

Amended and Restated Transfer Agent Servicing Agreement

As Of Processing Policy

Notwithstanding anything to the contrary in this Agreement, with respect to "as of”' processing, USBGFS will not assume one hundred percent (100%) responsibility for losses resulting from "as ofs" due to clerical errors or misinterpretations of shareholder instructions, but USBGFS will discuss with each Company whether USBGFS will accept liability for an "as of “ transaction loss on a case-by-case basis; provided, however, that USBGFS will accept responsibility for a particular situation resulting in an “as of” loss to a Fund where such loss is "material," as hereinafter defined, and, under the particular facts at issue, USBGFS’ conduct was culpable and USBGFS’ conduct is the sole cause of the loss. A loss is "material" for purposes of this Exhibit B when it results in a pricing error on a particular transaction which is (i) greater than a negligible amount per shareholder, or (ii) equals or exceeds one half cent ($0.005) per share times the number of shares outstanding.

If the net effect of the “as of” transactions that are determined to be caused solely by USBGFS is negative and exceeds the above limit, then USBGFS shall promptly contact the Company’s accountants. USGBFS will work with Company’s accountants to determine what, if any, impact the threshold break has on a Fund's net asset value and what, if any, further action is required. These further actions may include but are not limited to, the Fund re-pricing the affected day(s), USBGFS re-processing, at its own expense, all affected transactions in the Fund that took place during the period or a payment to the Fund. The Company agrees to work in good faith with the USBGFS and wherever possible, absent a regulatory prohibition or other mutually agreed upon reason, the Company agrees that the Fund shall re-price the affected day(s) and allow USBGFS to re-process the affected transactions. When such re-pricing and re-processing is not possible, and when USBGFS must contribute to the settlement of a loss, USBGFS’ responsibility will commence with that portion of the loss over $0.005 per share calculated on the basis of the total value of all shares owned by the affected Fund (i.e., on the basis of the value of the shares of the total Fund, including all classes of that Fund, not just those of the affected class).

Schedule I

to the Amended and Restated Transfer Agent Servicing Agreement

1.	General:

i.	Calculate 12b-1 payments and utilize USBGFS’s systems for calculations of other service fees as instructed by Company.
ii.	Provide service and support to financial intermediaries including but not limited to trade placements, settlements, and corrections.
iii.	Maintain shareholder records including:
(i)	Open and close accounts
(ii)	Maintain account information
(iii)	Manage client documents
(iv)	Perform regulatory verification (i.e. AML / CIP)
(v)	Review and report on all uncashed checks
(vi)	Prepare and mail annual tax reporting, including 5498, 1042 and 1099 tax forms
(vii)	Process and post periodic dividends and/or distributions to accounts
iv.	Review new applications and correspond with shareholders to complete or correct information; as well as approve eligibility for Elfun Diversified Fund, Elfun Government Money Market Fund, Elfun Income Fund, Elfun International Equity Fund, Elfun Tax-Exempt Income Fund and Elfun Trusts.
v.	Direct payment processing of checks or wires.
vi.	Prepare and certify stockholder lists in conjunction with proxy solicitations.
vii.	Prepare and mail to shareholders confirmation of activity; and ensure a current summary Prospectus is mailed to new investors.
viii.	Provide periodic shareholder lists and statistics to the Funds.
ix.	Provide detailed data for underwriter/broker confirmations.
x.	Prepare periodic mailing of year-end tax and statement information.
xi.	Notify on a timely basis the investment adviser, accounting agent, and custodian of Fund activity.
xii.	Accept and post Daily share purchases and redemptions pursuant to Rule 22c-1 under the 1940 Act.
xiii.	Accept, post and perform shareholder transfers and exchanges.
xiv.	Based on shareholder elections, support, calculate and report gain/loss on shareholder redemption transactions using the following cost basis options:
(i)	Average Cost
(ii)	First In – First Out (FIFO)
(iii)	Specific Share Identification:
1.	Specific Lot
2.	High Cost
3.	Low Cost

4.	Last In, First Out (LIFO)
5.	Loss/Gain Utilization
xv.	Support, calculate and report wash sales.
xvi.	Process any shareholder fulfillment for forms, application, Prospectus, marketing material etc.
xvii.	Maintain shareholder website for account access, and Voice Response Unit (“VRU”) for Fund pricing and account access.
xviii.	To the extent applicable, and as mutually agreed upon by the parties hereto, USBGFS will assist the Funds to comply with the requirements of any new regulations that become effective.
xix.	Support NSCC processing.

2.	Purchase of Shares: USBGFS shall issue and credit an account of an investor, in the manner described in the Funds’ Prospectuses once it receives the following in accordance with the procedures established from time to time by USBGFS and the Funds:
i.	A purchase order in completed proper form.
ii.	Proper information to establish a shareholder account and confirm shareholder eligibility for investing in the relevant class(es) of shares of the Funds.
iii.	Confirmation of receipt or crediting of funds for such order to the custodian for the Funds (the "Custodian").

3.	Redemption of Shares: USBGFS shall process requests to redeem shares as follows:
i.	All requests to transfer or redeem shares and payment therefor shall be made in accordance with the Funds' Prospectuses, when the shareholder tenders shares in proper form, accompanied by such documents as USBGFS reasonably may deem necessary.
ii.	USBGFS reserves the right to refuse to transfer or redeem shares until it is satisfied that the endorsement on the instructions is valid and genuine and that it shall not be liable for the refusal, in good faith, to process transfers or redemptions which USBGFS, in its good judgment, deems improper or unauthorized, or until it is reasonably satisfied that there is no basis to any claims adverse to such transfer or redemption, provided that USBGFS acts in accordance with applicable law.
iii.	When shares are redeemed, USBGFS shall deliver to the Custodian and the relevant Fund or its designee a notification setting forth the number of shares redeemed. Such redeemed shares shall be reflected on appropriate accounts maintained by USBGFS reflecting outstanding shares of the Fund and shares attributed to individual accounts.
iv.	USBGFS shall, upon receipt of the monies provided to it by the Custodian for the redemption of shares, pay such monies as are received from the Custodian, all in accordance with the procedures established from time to time by USBGFS and Company.
v.	USBGFS shall not process or affect any redemption requests with respect to shares of a Fund after receipt by USBGFS or its agent of notification of the suspension of the determination of the net asset value of that Fund.

vi.	USBGFS shall have procedures in place to properly withhold from gross proceeds and report to the Internal Revenue Service on behalf of the Funds as required under FATCA (Foreign Account Tax Compliance Act).

4.	Dividends and Distributions: Upon proper instructions from the officers of the Company, USBGFS shall issue dividends and distributions declared by the relevant Fund in shares, or, upon shareholder election, pay such dividends and distributions in cash, if provided for in the Fund's Prospectus. Such issuance or payment, as well as payments upon redemption as described above, shall be made after deduction and payment of the required amount of funds to be withheld in accordance with any applicable tax laws or other laws, rules or regulations. USBGFS shall mail to the relevant Funds’ shareholders such tax forms and other information, or permissible substitute notice, relating to dividends and distributions paid by the Funds as required by filing and mailing by applicable law, rule or regulation, using information provided by the Company in industry standard format. USBGFS shall prepare, maintain and file with the IRS and other appropriate taxing authorities reports relating to all dividends above a stipulated amount paid by the Funds to their shareholders as required by tax or other law, rule or regulation.

5.	Shareholder Account Services.
i.	USBGFS may arrange, in accordance with the Prospectus, for issuance of shares obtained through:
(i)	Any pre-authorized check plan; and
(ii)	Direct purchases through broker wire orders, checks and applications.
ii.	USBGFS may arrange, in accordance with the Prospectus, for a shareholder's:
(i)	Exchange of shares for shares of a series of another fund with which the relevant Fund has exchange privileges;
(ii)	Automatic redemption from an account where that shareholder participates in an automatic redemption plan; and/or
(iii)	Redemption of shares from an account with check writing privileges.

6.	Communications to Shareholders: USBGFS shall mail all communications by a Fund to its shareholders, including:
i.	Reports to shareholders;
ii.	Confirmations of purchases and sales of shares, in accordance with Rule 10b-10 of the 1934 Act; also any new account confirmation along with the current Prospectus will be included;
iii.	Monthly or quarterly statements;
iv.	Dividend and distribution notices;
v.	Tax form information;
vi.	Annual distribution of Prospectus; and

vii.	USBGFS shall also coordinate statement inserts as requested by a Fund and provide householding capabilities by social security number and address.

7.	Shareholder Records: USBGFS shall maintain records of the accounts for each shareholder showing the following information:
i.	Name, address and United States Tax Identification (including any relevant FATCA identification numbers or Global Intermediary Identification Numbers [GIIN]) or Social Security number;
ii.	Number and class of shares held and number and class of shares for which certificates, if any, have been issued, including certificate numbers and denominations;
iii.	Historical information regarding the account of each shareholder, including dividends and distributions paid and the date and price for all transactions on a shareholder's account;
iv.	Any stop or restraining order placed against a shareholder's account; upon shareholding changing an address to a foreign address ensure stop codes shall be placed on the account so no further subscriptions can take place;
v.	Any correspondence relating to the current maintenance of a shareholder's account;
vi.	Information with respect to withholdings;
vii.	Any information required in order for USBGFS to perform any calculations required by this Agreement;
viii.	Maintain current W-8/W-9 forms, as applicable, utilizing electronic validation and ensuring proper FATCA classification (validating GIINs where applicable); and
ix.	Solicit tax forms prior to expiry.

8.	Lost Shareholders: USBGFS shall perform such services as are required in order to comply with Rule l7Ad-l7 of the 1934 Act (the "Lost Shareholder Rule"), including, but not limited to, those set forth below. USBGFS may, in its sole discretion, use the services of a third party to perform some of or all such services.
i.	documentation of search policies and procedures;
ii.	execution of required searches;
iii.	tracking of results and maintenance of data sufficient to comply with the Lost Shareholder Rule; and
iv.	preparation and submission of data required under the Lost Shareholder Rule.

9.	Print Mail: The Funds hereby engage USBGFS as their print/mail service provider with respect to those items and for such fees as may be agreed to from time to time in writing by the Funds and USBGFS. USBGFS can utilize the services of a third party as deemed appropriate by USBGFS to perform this function.

10.	Enhancements of Features and Services: USBGFS agrees, in its sole discretion, to continue to develop and enhance those features and services necessary to enable USBGFS to maintain competitive as a transfer agent to the Funds and provide the Funds with any such enhancements to the same extent and under the same terms that such enhancements are generally provided to USBGFS's other transfer agent customers.

11.	USBGFS Shareholder Services Technical Support: During the term of this Agreement, USBGFS shall provide technical support to the shareholder servicing needs of the Funds, including the following services, and other services as mutually agreed upon:
i.	providing all required information to the operations team of the Funds regarding USBGFS's broker-dealer and related compliance capabilities; and
ii.	assisting in the development of the redesign of the shareholder statements of the Funds, account applications and other shareholder communications.

12.	Training/Education: USBGFS shall develop standard training materials and perform all pertinent systems and procedural training for the Funds' mutual fund service, support and operations personnel.

13.	Compliance Services: USBGFS shall:
i.	Acknowledge all inquiries and complaints on behalf of shareholders from regulatory agencies (FINRA, SEC, state Attorneys General, etc.) within three (5) Business Days. Additionally, USBGFS shall notify Company designated contact of complaint within one (1) Business Day.
ii.	Acknowledge any letter, fax, or email from, or on behalf of, shareholders that meet the FINRA's definition of a complaint within three business days. Additionally, USBGFS shall notify Company designated contact of the shareholder complaint the same day.
iii.	Answer inquires and complaints from regulatory agencies by the deadline noted in the cover letter or in accordance with FINRA and SEC regulations on complaint response time. Notify Company of any receipt of such inquiry and provide responses. Non-regulatory verbal and written complaints from or on behalf of shareholders must be handled in three (3) days or less.
iv.	Handle non-regulatory verbal and written complaints from or on behalf of shareholders. If issues about the complaint are complex or sensitive, USBGFS shall seek guidance from the relevant Funds' Chief Compliance Officer, as the case may be.
v.	Ensure all appropriate privacy notices are provided to all Fund shareholders. Company shall provide templates for the notices for each Fund.
vi.	Track and implement all appropriate state and Federal laws and regulations prior to effective date of changes.
vii.	Establish proactive approach to disseminating new information to Companies and implement new regulatory processes at early stages.
viii.	Provide all relevant regulatory information to Companies on a real-time basis including, but not limited to, Compliance/Regulatory newsletters; ICI Commission Reports, etc.

ix.	Annually provide the Funds summary information of the latest SSAE16 audit results.
x.	Ensure appropriate background checks are conducted on all USBGFS personnel.
xi.	Ensure all policies and procedures adhere to SEC Rule 38a-1
xii.	Fulfill all Financial Crimes Enforcement Network (“FinCEN”) requests in compliance with USA PATRIOT Act Section 314(a).
xiii.	Monitor shareholder activity to identify potentially suspicious activity and prepare and file Suspicious Activity Reports (“SAR”) on behalf of the Funds.
xiv.	Ensure adequate controls to monitor and report on any “Red Flag” with respect to potential identity theft affecting a registered owner of any Fund.
xv.	USBGFS shall comply, and will continue to comply, with the Massachusetts Standards for the Protection of Personal Information of Residents of the Commonwealth, 201 CMR 17.00, promulgated by the Massachusetts Office of Consumer Affairs and Business Regulation (the "Standards") and has developed, and will continue to maintain, a comprehensive information security program to protect personal information (the “Program”) that complies with the Standards. On an annual basis, USBGFS agrees to certify to the Funds that it maintains the Program which complies with the Standards.

14.	Reporting:
a.	USBGFS will provide a record date list of shareholders and their address of record to the Proxy Service provider.
b.	Provide summarized transfer agent activity within a monthly dashboard by Business Day 10
c.	Provide access to and training for “on demand” report generation utilizing USBGFS systems.
i.	Maintain intermediary information, updating on a timely basis, as needed
d.	Provide third parties with Fund information as set forth in this Agreement or at the reasonable request of the Fund
e.	Ad hoc reporting / client directed assistance
f.	Annually, in March, supply executed Massachusetts Privacy letter to Company.
g.	Quarterly, provide Company with listing of Government Accounts for Pay-to-Play rule purposes
h.	Provide written quarterly certification statement to Company, asserting USBGFS has followed procedures implemented for FATCA compliance, and is unaware of any material exception that could subject the Company or Fund shareholders to FATCA withholding
i.	Perform 22c-2 Monitoring / Reporting: In order to assist the Funds with their compliance with their policies and procedures related to market timing activity, USBGFS shall, in accordance with the procedures established from time to time by the Funds and USBGFS, provide the following services:

i.	Host the MARS market timing application. Provide summarized market timing activity within a monthly dashboard by Business Day 10.
ii.	Perform all responsibilities included in the Daily monitoring and reporting of 22c-2 for Fund accounts, both direct and omnibus, as necessary to comply with regulations to the Company, including Rule 22c-2 of the 1940 Act.
iii.	Based on the criteria provided by the Funds, report to the Funds on a Daily basis any findings of potential market timing activity appearing on the short term trader report for both direct and omnibus accounts;
iv.	Remit warning/restriction/removal letters to identified market timing shareholders or intermediaries within 24-48 hours of detection as requested by Company.
v.	Comment accounts within the MARS system to reflect market timing findings as necessary.
vi.	Provide ongoing input of industry 'best practices' and implement rule changes
vii.	Restrict accounts based on Company instruction.
viii.	Acquire all necessary underlying shareholder data from intermediaries.

15.	As Of Transaction Tracking and Dealer Reclaims. On a daily and cumulative basis, USBGFS shall, in accordance with the “As Of Transaction Procedures” established from time to time by the Company and USBGFS, provide tracking and reporting services with respect to the following:
i.	Supersheet Reporting
ii.	Gain/Loss Reporting and Tracking
iii.	Reimbursement by USBGFS
iv.	Reimbursement by Others including Third-Party Dealers in excess of $50
v.	Late Dividend Gain/Loss Reimbursement

16.	Call Center Services

A.	Call Center Operations requirements:
i.	Provide customer service for customers of the Funds: Maintain a fully staffed call center during the hours of 9am through 8:00pm, EST, Monday through Friday. The closing time can be changed by USBGFS upon 60 days’ prior notice to the Company provided that such change does not materially and negatively impact the service level to the Company based upon Company’s historical call volume and times.
ii.	Maintain Interactive Voice Response Unit – 24 hours, seven days per week
iii.	Communicate call center service levels to Company by Business Day 10:
i.	Answer rate monthly

ii.	Average handle time monthly and quarterly
iv.	Provide real-time access to Company for call monitoring
v.	Provide Company with internal procedures for oversight purposes and provided updated procedures sent within 10 days of being implemented by USBGFS
vi.	Ensure call center members are adequately trained to accommodate changing rules, regulations, and respective effect on procedures, both internal and external

B.	Regulatory/Compliance Updates and Support
i.	Coordinate written and verbal complaint tracking with processing departments to assure prompt notification to Company

C.	Service Levels:
i.	Maintain a call center service level of at least 80% of calls answered within 25 seconds and an answer rate of 97% .
ii.	Record 100% of all in-bound and out-bound telephone calls on a medium for easy retrieval
iii.	Maintain a call center trade processing accuracy of 99.7%
iv.	Provide Company with a quarterly dashboard of adherence to fund transaction processing guidelines by Business Day 10 following the quarter end.

D.	Shareholder Servicing
i.	Adhere to strict privacy guidelines in verification of shareholder identification prior to providing any information or handling request(s).
ii.	Obtain Company approval for operational exceptions in accordance with transaction processing SLAs
iii.	Communicate all supervisory escalations same day to Company
iv.	Relay shareholder expedite requests to appropriate areas and ensure handled within shareholder requirement
v.	Report all large trades to designated Email distribution list prior to execution as may be requested by Company
vi.	Make no recommendations, including Legal or Tax advice
vii.	Ensure timely communication with Company of all shareholder cases deemed Not In Good Order for a second time

16.	Blue Sky Administration Services

vi.	Work directly with each state securities commission office to perform all state securities compliance and
vii.	Utilize the National Regulatory System (NRS) Blue Sky compliance software to provide comprehensive state registration services including, but not limited to:

a. Preparing and filing initial state registrations and renewals, including all necessary amendment applications to reflect changes in fund names or addresses; to merge or terminate funds; to remove classes, portfolios or prospectuses; to change fiscal year-ends; or to change distributors, etc., sales reports, and other required state filings.

b. Monitoring daily sales and registration status in each state.

c. Developing Blue Sky sales interface with all relevant discount brokerages and other financial institutions as directed by the Company.

d. Preparing state registration permit status.

e. On a daily basis, monitoring permit status and share authorization for each state.

f. Evaluating the potential sales exemptions as provided by state statutes.

g. Monitoring all changes in state statutes for required registration

h. Providing daily sales interface from the USBGFS transfer agent system.

i. Utilizing compliance tracking system including state permit registration requirements.

j. Compiling an annual budget at the beginning of each calendar year which forecasts registration expenses for the Funds’ fiscal year.

17.	Systems: USBGFS shall maintain and upgrade all systems to provide state of the art Transfer Agency, Call Center, 22c-2, Blue Sky and Customer Servicing systems to cover the services outlined in this Agreement.

i.	USBGFS shall ensure that the systems utilized meet all current regulatory requirements and, at their cost, make changes to meet future regulatory requirements.

ii.	USBGFS shall ensure that only eligible intermediaries with whom Funds have active agreements are given access to Funds on USBGFS’s Intermediary platform.

Schedule II

to the Amended and Restated Transfer Agent Servicing Agreement

Additional Services

1.	Services and Definitions

A.	Internet Access – Shareholder internet access by shareholders to their shareholder account information and investment transaction capabilities (“Internet Service”). Internet Service is connected directly to the Fund group’s web site(s) through a transparent hyperlink. Shareholders can access, among other information, account information and portfolio listings within the Company’s Funds, view their transaction history, and purchase additional shares through the Automated Clearing House (“ACH”).

B.	“Informa” means the system made available through DST Systems, Inc, as a wholly subsidiary of SS&C, known as “Informa”.

C.	“INFORMA Services” means the services which are made which enables DST Systems, Inc, as a wholly subsidiary of SS&C, to make available certain data from DST’s TA2000® mutual fund record-keeping systems through the Internet to authorized Users available to consenting end-users (“User”, as defined below) through the system known as FAN Web or Digital Investor (as defined below), whereby certain electronic statements (“E-Statements”, as further defined below) may be searched, viewed, downloaded and printed. INFORMA Services also include notification to the end-user of the availability of E-Statements and storage of E-Statement documents.

D.	“E-Statement” means an electronic version of Daily confirms, monthly, quarterly or annual statements, and shareholder tax statements created with investor transaction data housed on DST’s TA2000® mutual fund record keeping system, with images available online via a secure web site.

E.	“Vision Electronic Statement Services” – Online account access for broker/dealers, financial planners, and registered investment advisers (“RIAs”).

F.	“Digital Investor” – An internet portal for Shareholder access (a successor to Fan Web).

G.	“Fan Web” – An internet portal for Shareholder access.

H.	“E-Tax” – The provisioning of electronic versions of the normal tax documents as required.

I.	Electronic Services shall consist of those services set out in paragraph A through H above (“Electronic Services”).

J.	“End User(s)” or “User(s)” means the consenting person(s) to whom Electronic Services are made available.

2.	Duties and Responsibilities of USBGFS

USBGFS shall:

A.	Make the Internet Service available 24 hours a day, 7 days a week, subject to scheduled maintenance and events outside of USBGFS’s reasonable control. Unless an emergency is encountered, no routine maintenance will occur during the hours of 8:00 a.m. to 3:00 p.m. Central Time.

B.	Provide installation services for Electronic Services, which shall include review and approval of the Company’s network requirements, recommending method of establishing (and, as applicable, cooperate with the Company to implement and maintain) a hypertext link between the Electronic Services site and the Company’s web site(s) and testing the network connectivity and performance.

C.	Maintain and support the Electronic Services, which shall include providing error corrections, minor enhancements and interim upgrades to the Electronic Services that are made generally available to the Electronic Services customers and providing help desk support to provide assistance to the Company’s employees and agents with their use of the Electronic Services. Maintenance and support, as used herein, shall not include (i) access to or use of any substantial added functionality, new interfaces, new architecture, new platforms, new versions or major development efforts, unless made generally available by USBGFS to the Electronic Services customers, as determined solely by USBGFS or (ii) maintenance of customized features.

D.	Establish systems to guide, assist and permit End Users (as defined above) who access the Electronic Services from the Company’s web site(s) to electronically perform inquiries and create and transmit transaction requests to USBGFS.

E.	Address and mail, at each applicable Fund’s expense, notification and promotional mailings and other communications provided by the Fund to shareholders regarding the availability of the Electronic Services.

F.	Prepare and process new account applications received through the Internet Service from shareholders determined by the Company to be eligible for such services and in connection with such, the Company agrees as follows:

(1)	to permit the establishment of shareholder bank account information over the Internet in order to facilitate purchase activity through ACH; and

(2)	the applicable Fund shall be responsible for any resulting gain/loss liability associated with the ACH process.

G.	Provide the End User with a transaction confirmation number for each completed purchase, redemption, or exchange of the applicable Fund’s shares upon completion of the transaction.

H.	Informa, Digital Investor, Fan Web, Vision, and E-Statement (“Third Party Electronic Services”) are provided by a third party. Third Party Electronic Services utilize commercially reasonable encryption and secure transport protocols intended to prevent fraud and ensure confidentiality of End User accounts and transactions. USBGFS will take reasonable actions, including periodic scans of Internet interfaces and the Electronic Services, to protect the Internet web site(s) that provide the Electronic Services and related network(s), against viruses, worms and other data corruption or disabling devices, and unauthorized, fraudulent or illegal use, by using appropriate anti-virus and intrusion detection software and by adopting such other security procedures as may be necessary.

I.	Inform the Company promptly of any malfunctions, problems, errors or service interruptions with respect to the Electronic Services of which USBGFS becomes aware.

J.	Exercise reasonable efforts to maintain all on-screen disclaimers and copyright, trademark and service mark notifications, if any, provided by the Company to USBGFS in writing from time to time, and all “point and click” features of the Electronic Services relating to shareholder acknowledgment and acceptance of such disclaimers and notifications.

K.	Establish and provide to the Company written procedures, which may be amended from time to time by USBGFS with the written consent of the Company, regarding End User access to the Electronic Services and that are reasonably designed to protect the security and confidentiality of information relating to the Fund and End Users.

L.	Provide the Company with Daily reports of transactions listing all purchases or transfers made by each End User separately. USBGFS shall also furnish the Company with monthly reports summarizing shareholder inquiry and transaction activity without listing all transactions.

M.	Annually engage a third party to audit its internal controls for the Electronic Services and compliance with all guidelines for the Electronic Services included herein and provide the Company with a copy of the auditor’s report promptly.

N.	Maintain its systems and perform its duties and obligations hereunder in accordance with all applicable laws, rules and regulations.

O.	Be responsible for timely and adequately notifying User via e-mail that the User’s E-Statement is available at the appropriate Internet site.

P.	Ensure the E-Statement is available for the User on the Company’s Internet site for a minimum period of 24 months after delivery.

3.	Duties and Responsibilities of the Company

The Company assumes exclusive responsibility for the consequences of any instructions it may give to USBGFS, provided that such consequences do not arise out of USBGFS’s refusal or failure to comply with the terms of this Agreement (other than where such compliance would violate applicable law) or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. The Company assumes exclusive responsibility for the Company’s or End Users’ failure to properly access the Electronic Services in the manner prescribed by USBGFS and for the Company’s failure to supply accurate information to USBGFS, provided such failure does not arise from USBGFS’s refusal or failure to comply with the terms of this Agreement (other than where such compliance would violate applicable law) or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement.

Also, the Company shall:

A.	Revise and update the applicable Prospectus(es) and other pertinent materials, such as user agreements with End Users, to include the appropriate consents, notices and disclosures for Electronic Services, including disclaimers and information reasonably requested by USBGFS.

B.	Be responsible for designing, developing and maintaining one or more web sites for the Company through which End Users may access the Electronic Services, including provision of software necessary for access to the Internet, which must be acquired from a third-party vendor. Such web sites shall have the functionality necessary to facilitate, implement and maintain the hypertext links to the Electronic Services and the various inquiry and transaction web pages. The Company shall provide USBGFS with the name of the host of the Company’s web site server and shall notify USBGFS of any change to the Company’s web site server host.

C.	Provide USBGFS with such information and/or access to the Company’s web site(s) as is necessary for USBGFS to provide the Electronic Services to End Users.

D.	Promptly notify USBGFS of any problems or errors with the applicable Electronic Services of which the Company becomes aware or any changes in policies or procedures of the Company requiring changes to the Electronic Services.

4.	Additional Representations and Warranties

The parties hereby warrant that neither party shall knowingly insert into any interface, other software, or other program provided by such party to the other hereunder, or accessible through the Electronic Services or Company’s web site(s), as the case may be, any “back door,” “time bomb,” “Trojan Horse,” “worm,” “drop dead device,” “virus” or other computer software code or routines or hardware components designed to disable, damage or impair the operation of any system, program or operation hereunder. For failure to comply with this warranty, the non-complying party shall immediately replace all copies of the affected work product, system or software. All costs incurred with replacement including, but not limited to, cost of media, shipping, deliveries and installation, shall be borne by such party.

5.	Proprietary Rights

A.	Each party acknowledges and agrees that it obtains no rights in or to any of the software, hardware, processes, trade secrets, proprietary information or distribution and communication networks of the other hereunder. Any software, interfaces or other programs a party provides to the other hereunder shall be used by such receiving party only in accordance with the provisions of this Schedule II. Any interfaces, other software or other programs developed by one party shall not be used directly or indirectly by or for the other party or any of its affiliates to connect such receiving party or any affiliate to any other person, without the first party’s prior written approval, which it may give or withhold in its sole discretion. Except in the normal course of business and in conformity with Federal copyright law or with the other party’s consent, neither party nor any of its affiliates shall disclose, use, copy, decompile or reverse engineer any software or other programs provided to such party by the other in connection herewith.

B.	The Company’s web site(s) and the Electronic Services may contain certain intellectual property, including, but not limited to, rights in copyrighted works, trademarks and trade dress that is the property of the other party. Each party retains all rights in such intellectual property that may reside on the other party’s web site, not including any intellectual property provided by or otherwise obtained from such other party. To the extent the intellectual property of one party is cached to expedite communication, such party grants to the other a limited, non-exclusive, non-transferable license to such intellectual property for a period of time no longer than that reasonably necessary for the communication. To the extent that the intellectual property of one party is duplicated within the other party’s web site to replicate the “look and feel,” “trade dress” or other aspect of the appearance or functionality of the first site, that party grants to the other a limited, non-exclusive, non-transferable license to such intellectual property for the period during which this Schedule II is in effect. This license is limited to the intellectual property needed to replicate the appearance of the first site and does not extend to any other intellectual property owned by the owner of the first site. Each party warrants that it has sufficient right, title and interest in and to its web site and its intellectual property to enter into these obligations, and that to its knowledge, the license hereby granted to the other party does not and will not infringe on any U.S. patent, copyright or other proprietary right of a third party.

C.	Each party agrees that the nonbreaching party would not have an adequate remedy at law in the event of the other party’s breach or threatened breach of its obligations under this Section of this Schedule II and that the nonbreaching party would suffer irreparable injury and damage as a result of any such breach. Accordingly, in the event either party breaches or threatens to breach the obligations set forth in this Section of this Schedule II, in addition to and not in lieu of any legal or other remedies a party may pursue hereunder or under applicable law, each party hereby consents to the aggrieved party seeking equitable relief (including the issuance of a temporary restraining order, preliminary injunction or permanent injunction) against it by a court of competent jurisdiction, without the necessity of proving actual damages or posting any bond or other security therefor, prohibiting any such breach or threatened breach. In any proceeding upon a motion for such equitable relief, a party’s ability to answer in damages shall not be interposed as a defense to the granting of such equitable relief. The provisions of this Section relating to equitable relief shall survive termination of the provision of services set forth in this Schedule II.

6.	Compensation

USBGFS shall be compensated for providing the Electronic Services selected by the Company from time to time in accordance with the fee schedule set forth in Schedule III (as amended from time to time).

7.	Additional Indemnification; Limitation of Liability

A.	Subject to Section 2, USBGFS CANNOT AND DOES NOT GUARANTEE AVAILABILITY OF THE ELECTRONIC SERVICES. Accordingly, USBGFS’s sole liability to a Fund, the Company, or any third party (including End Users) for any claims, notwithstanding the form of such claims (e.g., contract, negligence, or otherwise), arising out of the delay of or interruption in the Electronic Services to be provided by USBGFS hereunder shall be to use its best reasonable efforts to commence or resume the Electronic Services as promptly as is reasonably possible.

B.	USBGFS shall, at its sole cost and expense, defend, indemnify, and hold harmless the Company and each Fund and the Company’s directors, trustees, officers, agents, and employees from and against any and all losses, damages, expenses and liabilities of any and every nature (including reasonable attorneys’ fees) arising out of or relating to (a) any infringement, or claim of infringement, of any United States patent, trademark, copyright, trade secret, or other proprietary rights based on the use or potential use of the Electronic Services and (b) the provision of the Company Files (as defined below) or Confidential Information to a person other than a person to whom such information may be properly disclosed hereunder.

C.	If an injunction is issued against the Company’s use of the Electronic Services by reason of infringement of a patent, copyright, trademark, or other proprietary rights of a third party, USBGFS shall, at its own option and expense, either (i) procure for the Company the right to continue to use the Electronic Services on substantially the same terms and conditions as specified hereunder, or (ii) after notification to the Company, replace or modify the Electronic Services so that they become non-infringing, provided that, in the Company’s judgment, such replacement or modification does not materially and adversely affect the performance of the Electronic Services or significantly lessen their utility to the Company. If in the Company’s judgment, such replacement or modification does materially adversely affect the performance of the Electronic Services or significantly lessen their utility to the Company, the Company may terminate all rights and responsibilities under this Schedule II immediately on written notice to USBGFS.

D.	Because the ability of USBGFS to deliver Electronic Services is dependent upon the Internet and equipment, software, systems, data and services provided by various telecommunications carriers, equipment manufacturers, firewall providers and encryption system developers and other vendors and third parties, USBGFS shall not be liable for delays or failures to perform its obligations hereunder to the extent that such delays or failures are attributable to circumstances beyond its reasonable control which interfere with the delivery of the Electronic Services by means of the Internet or any of the equipment, software and services which support the Internet provided by such third parties. USBGFS shall also not be liable for the actions or omissions of any third party wrongdoers (i.e., hackers not employed by USBGFS or its affiliates), provided that USBGFS is in compliance with Section 2.H and Section 8.A of this Schedule II, or of any third parties involved in the Electronic Services and shall not be liable for the selection of any such third party, unless USBGFS selected the third party in bad faith or in a grossly negligent manner.

E.	USBGFS shall not be responsible for the accuracy of input material from End Users nor the resultant output derived from inaccurate input. The accuracy of input and output shall be judged as received at DST Systems’ data centers. as determined by the records maintained by USBGFS.

F.	Notwithstanding anything to the contrary contained herein, USBGFS shall not be obligated to ensure or verify the accuracy or actual receipt, or the transmission, of any data or information contained in any transaction via the Electronic Services or the consummation of any inquiry or transaction request not actually reviewed by USBGFS.

8.	File Security and Retention; Confidentiality

A.	USBGFS and its agents will provide commercially reasonable security provisions to ensure that unauthorized third parties do not have access to the Company’s data bases, files, and other information provided by the Company to USBGFS for use with the Electronic Services, the names of End Users or End User transaction or account data (collectively, “Company Files”). USBGFS’s security provisions with respect to the Electronic Services, the Company’s web site(s) and the Company Files will be no less protected than USBGFS’s security provisions with respect to its own proprietary information. USBGFS agrees that any and all Company Files maintained by USBGFS for the Company hereunder shall be available for inspection by the Company’s regulatory authorities during regular business hours, upon reasonable prior written notice to USBGFS, and will be maintained and retained in accordance with applicable requirements of the 1940 Act. USBGFS will take such actions as are necessary to protect the intellectual property contained within the Company’s web site(s) or any software, written materials, or pictorial materials describing or creating the Company’s web site(s), including all interface designs or specifications. USBGFS will take such actions as are reasonably necessary to protect all rights to the source code and interface of the Company’s web site(s). In addition, USBGFS will not use, or permit the use of, names of End Users for the purpose of soliciting any business, product, or service whatsoever except where the communication is necessary and appropriate for USBGFS’s delivery of the Electronic Services.

B.	USBGFS shall treat as confidential and not disclose or otherwise make available any of the Company’s Confidential Information, in any form, to any person other than agents, employees or consultants of USBGFS. USBGFS will instruct its agents, employees and consultants who have access to the Confidential Information to keep such information confidential by using the same care and discretion that USBGFS uses with respect to its own confidential property and trade secrets. Upon termination of the rights and responsibilities described in this Schedule II for any reason and upon the Company’s request, USBGFS shall return to the Company, or destroy and certify that it has destroyed, any and all copies of the Confidential Information which are in its possession.

C.	Notwithstanding the above, USBGFS will not have an obligation of confidentiality under this Section with regard to information that (1) was known to it prior to disclosure hereunder, (2) is or becomes publicly available other than as a result of a breach hereof, (3) is disclosed to it by a third party not subject to a duty of confidentiality, or (4) is required to be disclosed under law or by order of court or governmental agency.

9.	Warranties

EXCEPT AS OTHERWISE PROVIDED IN THIS SCHEDULE, THE ELECTRONIC SERVICES ARE PROVIDED BY USBGFS “AS IS” ON AN “AS-AVAILABLE” BASIS WITHOUT WARRANTY OF ANY KIND, AND USBGFS EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE ELECTRONIC SERVICES INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

10.	Duties in the Event of Termination

In the event of termination of the services provided pursuant to this Schedule II, (i) End Users will no longer be able to access the Electronic Services and (ii) the Company will, to the extent reasonably technically practicable and permitted by applicable law, return all codes, system access mechanisms, programs, manuals and other written information provided to it by USBGFS in connection with the Electronic Services provided hereunder, and shall destroy or erase all such information on any diskettes or other storage medium.

SCHEDULE III

to the

Amended and Restated Transfer Agent Servicing Agreement

Transfer Agent Fees and Expenses: Shareholder and Fund Complex

Base Fee Effective: January 1, 2020 through December 31, 2022

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